UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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DUCOMMUN INCORPORATED

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March 29, 2022

To Our Shareholders:

On April 20, 2022, we will be holding our 2022 Annual Meeting of Shareholders (the “Annual Meeting”). A number of proposals will be presented for your consideration and approval at the Annual Meeting, all of which are described in detail in our proxy statement, which has been made available to you and filed with the U.S. Securities and Exchange Commission (the “SEC”) on March 9, 2022. We encourage you to read the proxy statement in its entirety and specifically request you vote FOR Proposal No. 3 pertaining to the Resolution to Approve Executive Compensation on an Advisory Basis.

On March 24, 2022, Institutional Shareholder Services Inc. (“ISS”) issued its proxy analysis and benchmark voting policy recommendations. In its report, ISS recommended that shareholders vote “against” the Resolution to Approve Executive Compensation on an Advisory Basis. While ISS found that Ducommun’s pay and performance were aligned in 2021 as in previous years, the sole basis for its recommendation was due to payments made to a former named executive officer, Rosalie F. Rogers, upon her retirement. We respectfully disagree with ISS’ recommendation and wanted to bring this to the attention of our shareholders immediately.

The context and reasons such retirement payments were made are as follows:

Although Ms. Rogers was not, at the time of her retirement, eligible to receive payments under her key executive severance agreement, our Compensation Committee of the Board of Directors sought to recognize Ms. Rogers’ tenure and exceptional contributions to Ducommun during her time with the company. During her fifteen year tenure, Ms. Rogers played an instrumental role in developing a strong human resources organization, which helped foster Ducommun’s social governance programs. In addition, Ms. Rogers was an invaluable contributor to the Compensation Committee in developing an executive compensation program that is built on a pay-for-performance philosophy, and which ISS itself rated extremely highly, assigning compensation quality scores of “1” during 2020 and 2021. Notably, ISS did not raise any substantive concerns with Ducommun’s executive compensation program, and concluded that pay and performance were aligned in 2021.

Taking into account all of these achievements and the factors described above, our Compensation Committee and Board of Directors determined that providing Ms. Rogers with a modest retirement package was uniquely justified, well-earned and appropriate under these limited circumstances. Our Compensation Committee and Board of Directors want to also confirm that this is not a policy change towards current retirement benefits, and does not anticipate similar actions in the future.

We ask for your understanding regarding this one-off situation and further ask you to vote FOR all proposals under consideration at our Annual Meeting on April 20, 2022, and specifically, FOR Proposal No. 3 pertaining to the Resolution to Approve Executive Compensation on an Advisory Basis.

We thank you for your consideration and continued support.